EXHIBIT 99.1

United-Guardian Announces Mid-Year Dividend

HAUPPAUGE, N.Y., July 14, 2023 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) announced today that the company's Board of Directors, at its meeting on July 12, 2023, declared a cash dividend of $0.10 per share, to be paid on August 2, 2023, to all stockholders of record as of the close of business on July 26, 2023. This will be the 28th consecutive year that the company has paid a dividend.

Donna Vigilante, President of United-Guardian, stated, “I am pleased to report that the company’s Board of Directors has decided to distribute a dividend of 10 cents per share to our stockholders. While this dividend will represent a lower percentage of our earnings than in previous years, the Board of Directors has chosen to retain more of the Company’s earnings as we embark on a new phase of growth development. We are in the process of formulating a growth strategy that we anticipate will require additional capital in the long term. We believe that retaining a higher percentage of earnings will enable us to provide our shareholders with greater returns in the future as our sales and earnings increase.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, and pharmaceuticals.

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

Contact:	Donna Vigilante
(631) 273-0900